SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): May 28, 2003

LACLEDE STEEL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-3855	43-0368310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 North Fourth Street, 3rd Floor St. Louis, Missouri	63102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
314-425-1400

Item 2. Disposition of Assets.

        On May 28, 2003, Laclede Steel Company (the “Company”) sold certain real property, machinery, equipment and other property related to its Alton, Illinois facility (“Alton Facility”) to Alton Steel, Inc. This transaction was consummated pursuant to a Sale and Purchase Agreement, dated November 22, 2002 and amended thereafter, and had been approved by the Bankruptcy Court on February 20, 2003. In connection with the sale of the Alton Facility, $1 million was placed in escrow to provide assurance that funds would be available when needed for closure and/or post-closing care of the facility and for corrective action of solid waste management units at the facility. Such escrow funds are to distributed only as directed by the Illinois Environmental Protection Agency (“IEPA”) or the United States Environmental Protection Agency (“U.S. EPA”). In addition, the Company transferred $100,000 to the Alton Mill Special Account within the U. S. EPA Hazardous Substance Superfund. The Company did not receive any of the proceeds from the sale of the Alton Facility. In accordance with the terms of a Settlement Agreement among the Company, Alton Steel, the IEPA and the U.S. EPA and approved by the Bankruptcy Court, upon closing, the proof of claims filed by the United States on behalf of the U.S. EPA and the State of Illinois on behalf of the IEPA in connection with the Company’s bankruptcy proceedings were withdrawn.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LACLEDE STEEL COMPANY (Registrant)
Date: June 4, 2003	By:	/s/ Michael H. Lane
Michael H. Lane President and Chief Financial Officer